Exhibit 99.1

VBI Vaccines Announces Publication of Results from Pivotal Phase 3 Study,

PROTECT, of VBI’s Prophylactic 3-Antigen Hepatitis B Vaccine Candidate in The

Lancet Infectious Diseases

-	Publication title: “Immunogenicity and safety of a tri-antigenic hepatitis B vaccine, Sci-B-Vac®, compared with a mono-antigenic Hepatitis B vaccine, Engerix-B®, in adults: The PROTECT randomized clinical trial”
-	The Phase 3 study, in 1,607 adults, evaluated immunogenicity and safety of VBI’s 3-antigen hepatitis B vaccine candidate compared to Engerix-B®
-	Regardless of age, BMI, or diabetic status, participants who received VBI’s vaccine candidate achieved higher seroprotection rates and 5-8x higher antibody geometric mean concentration (GMC) compared to Engerix-B®
-	No safety signals were observed

CAMBRIDGE, Mass. (May 12, 2021) – VBI Vaccines Inc. (Nasdaq: VBIV) (VBI), a biopharmaceutical company driven by immunology in the pursuit of powerful prevention and treatment of disease, today announced that results from the pivotal Phase 3 study, PROTECT, of VBI’s prophylactic 3-antigen hepatitis B (HBV) vaccine candidate in adults were published in The Lancet Infectious Diseases. The study was designed to compare the immunogenicity and safety of 10 µg of VBI’s 3-antigen vaccine candidate to 20 µg of the single-antigen HBV vaccine, Engerix-B®. Together with results from the second pivotal Phase 3 study, CONSTANT, these results form the basis for the regulatory submissions of VBI’s 3-antigen HBV vaccine candidate in the U.S. and Europe, which were submitted in November 2020, and for Canada and the U.K., which are in process.

Dr. Timo Vesikari, M.D., Ph.D., Professor Emeritus and Director of the Nordic Vaccine Research Network in Finland, principal investigator of the PROTECT and CONSTANT Phase 3 clinical studies, and author of the manuscript commented, “While HBV immunization programs effectively address infants, large immunization gaps exist in certain adult populations, due in large part to the poor immune response in many risk groups such as older adults, people with diabetes or kidney disease, overweight adults, and those who smoke. The PROTECT study demonstrated that the 3-antigen hepatitis B vaccine may be able to overcome some of the limitations of conventional single-antigen HBV vaccines in adults, particularly in older adults age 45+ where superior immune responses were achieved.”

Dr. Joanne Langley, M.D., Professor of Pediatrics and Community Health and Epidemiology, CIHR-GSK Chair in Pediatric Vaccinology, Dalhousie University, and Head of the Division of Infectious Disease, IWK Health Centre, principal investigator of the PROTECT study, and author of the manuscript commented, “This pivotal Phase 3 study demonstrates important and differentiating characteristics of VBI’s 3-antigen HBV vaccine candidate. Data from this large study shows an ability to elicit robust and rapid onset of seroprotection in adult participants. I believe that this type of innovation is needed to fight this persistent global infectious disease challenge.”

Results from this Phase 3 study include:

●	The seroprotection rate (SPR) – defined as the percent of participants who achieved antibody (anti-HBs) titers above the protective threshold of 10 mIU/mL – in participants ≥ 18 years was 91.4% for VBI’s vaccine compared to 76.5% for Engerix-B at Day 196
●	The SPR in adults ≥ 45 years was 89.4% for VBI’s vaccine vs. 73.1% for Engerix-B at Day 196, exceeding the pre-set margins for statistical superiority and clinical superiority
●	In adults age 18-44 years, the SPR after two doses (Day 168) of VBI’s vaccine was comparable to three doses of Engerix-B (Day 196) – 87.2% vs. 91.1%, respectively
●	In all participants, the decrease of SPR from Day 196 (peak titers) to Day 336 (end of study) decreased less for VBI’s vaccine (91.4% to 89.0%) compared to Engerix-B (76.5% to 68.8%)
●	In all participants, VBI’s vaccine elicited 6x higher Geometric Mean Concentration (GMC) of anti-HBs titers (1148.2 mIU/mL vs. 192.6 mIU/mL)
●	Regardless of age, BMI, or diabetic status, participants who received VBI’s vaccine had higher SPRs and 5-8x higher antibody GMC compared to Engerix-B
●	The safety and tolerability seen in this study were consistent with safety data from previous clinical studies – no safety signals observed in either vaccine arm, and no new safety risks identified

Dr. Francisco Diaz-Mitoma, M.D., Ph.D., VBI’s Chief Medical Officer, commented, “We are honored to have the results of the PROTECT study published in The Lancet Infectious Diseases, enabling us to share additional information around our 3-antigen vaccine candidate with the scientific and medical communities. We believe this vaccine candidate has the potential to be a meaningful intervention for adults in the fight against HBV and we look forward to continued discussions with regulatory agencies in North America and Europe as we work to provide broad access to this vaccine candidate.”

The PROTECT study reported top-line results in June 2019, and was a randomized, controlled, double-blind trial conducted at 28 research centers in the U.S., Finland, Belgium, and Canada. The study enrolled 1,607 adults age ≥ 18. Study participants were randomized 1:1 to receive a 3-dose regimen of either 10 µg of VBI’s 3-antigen vaccine, or 20 µg of Engerix-B®, given at Days 0, 28, and 168.

The full manuscript can be found online here:

http://www.thelancet.com/journals/laninf/article/PIIS1473-3099(20)30780-5/fulltext

The accompanying Comment by peer reviewers can be found online here:

https://www.thelancet.com/journals/laninf/article/PIIS1473-3099(20)30845-8/fulltext

About Hepatitis B

Hepatitis B is one of the world’s most significant infectious disease threats with more than 290 million people infected globally. HBV infection is the leading cause of liver disease and, with current treatments, it is very difficult to cure, with many patients going on to develop liver cancers. An estimated 900,000 people die each year from complications of chronic HBV such as liver decompensation, cirrhosis, and hepatocellular carcinoma.

About VBI’s 3-Antigen Hepatitis B Vaccine

VBI’s vaccine candidate is the only 3-antigen hepatitis B vaccine, comprised of the S, pre-S1, and pre-S2 surface antigens of the hepatitis B virus, and is approved for use and commercially-available in Israel. In December 2017, VBI initiated patient dosing in a global Phase 3 clinical program that consisted of two concurrent pivotal studies: PROTECT, a safety and immunogenicity study, and CONSTANT, a lot-to-lot consistency study. Data from both the PROTECT study and the CONSTANT study, which were announced in June 2019 and January 2020, respectively, comprise the basis for the regulatory submissions in the U.S., Europe, and Canada. This vaccine is sold under the name Sci-B-Vac® in Israel.

To learn more about VBI’s 3-Antigen Hepatitis B vaccine visit: https://www.vbivaccines.com/sci-b-vac/

About VBI Vaccines Inc.

VBI Vaccines Inc. (“VBI”) is a biopharmaceutical company driven by immunology in the pursuit of powerful prevention and treatment of disease. Through its innovative approach to virus-like particles (“VLPs”), including a proprietary enveloped VLP (“eVLP”) platform technology, VBI develops vaccine candidates that mimic the natural presentation of viruses, designed to elicit the innate power of the human immune system. VBI is committed to targeting and overcoming significant infectious diseases, including hepatitis B, coronaviruses, and cytomegalovirus (CMV), as well as aggressive cancers including glioblastoma (GBM). VBI is headquartered in Cambridge, Massachusetts, with research operations in Ottawa, Canada, and a research and manufacturing site in Rehovot, Israel.

Website Home: http://www.vbivaccines.com/

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Investors: http://www.vbivaccines.com/investors/

Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The Company cautions that such statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, the impact of general economic, industry or political conditions in the United States or internationally; the impact of the ongoing COVID-19 pandemic on our clinical studies, manufacturing, business plan, and the global economy; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the SEC on March 2, 2021, and filed with the Canadian security authorities at sedar.com on March 2, 2021, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. All such forward-looking statements made herein are based on our current expectations and we undertake no duty or obligation to update or revise any forward-looking statements for any reason, except as required by law.

VBI Contact

Nicole Anderson

Director, Corporate Communications & IR

Phone: (617) 830-3031 x124

Email: IR@vbivaccines.com